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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

COLUMBIA RISK ALLOCATION FUND

Effective March 17, 2014, the Fund made certain changes to its principal investment strategies by adding flexibility to make tactical adjustments to the risk allocations across the asset classes, using quantitative models and investing in derivatives. Such revised policies are described in a supplement, dated March 7, 2014, to the Fund's prospectus filed with the Securities and Exchange Commission on March 7, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-088180), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.